Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following listed Registration Statements on Form S-8 of RF Monolithics, Inc. of our report dated November 17, 2006 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of RF Monolithics, Inc. for the year ended August 31, 2006: 333-83492, 333-000366, 333-01420, 333-23669, 333-59643, 333-83667, 333-83689, 333-34912, 333-58530, 333-84612, 333-104021, 333-113885 and 333-137439.

/s/ MCGLADREY & PULLEN LLP

Dallas, Texas

November 17, 2006